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                                                                    EXHIBIT 21.1



                              List of Subsidiaries


MLC Group, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary

MLC Capital, Inc., a Virginia corporation, a wholly owned subsidiary

MLC/GATX Leasing Corporation, a Colorado corporation, a 50% owned subsidiary